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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2005
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                           Sandy Spring Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


        Maryland                       0-19065                52-1532952
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(State or other jurisdiction      (Commission file         (IRS Employer
of incorporation)                     number)           Identification Number)


17801 Georgia Avenue, Olney, Maryland          20832
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(Address of Principal Executive Offices)     (Zip Code)


Registrant's telephone number, including area code:  (301) 774-6400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
Item 7.01  Regulation FD Disclosure.

On September 15, 2005, Sandy Spring Bancorp, Inc. ("Bancorp") and its wholly owned subsidiary, Sandy Spring Bank, (the "Bank") entered into a Separation Agreement and General Release with Lawrence T. Lewis. Mr. Lewis previously served as the Executive Vice President and Chief Investment Officer of Bancorp and the Bank. Pursuant to that Separation Agreement, the Employment Agreement among Bancorp, the Bank, and Mr. Lewis dated December 18, 2002, is deemed terminated as of October 11, 2004, the date of Mr. Lewis's departure.

The Employment Agreement, which replaced an earlier agreement with similar terms, had an initial term of two years, subject to automatic one-year extensions of such term on December 19th of each year, provided that neither Bancorp nor Mr. Lewis had given written notice at least 60 days prior to the renewal date of intention not to renew. The Employment Agreement provided for the payment of cash and other benefits to Mr. Lewis, including a fixed salary, reviewed annually, which was $225,000 on October 11, 2004. Mr. Lewis was entitled to participate in bonus and fringe benefit, incentive compensation, life insurance, medical, profit sharing and retirement plans, and to participation in a supplemental retirement arrangement. With minor exceptions, the Agreement would have terminated, and there would have been no additional payments due under it, upon termination based upon death, retirement, or just cause (as defined) by Bancorp, or upon voluntary termination by Mr. Lewis without good reason (as defined). Upon termination for disability, Mr. Lewis would have been entitled to receive his salary through the term of the Agreement, reduced by payments under any disability plan maintained by Bancorp, plus regular employee benefits. Upon termination of Mr. Lewis without just cause by Bancorp, or with good reason by Mr. Lewis, Mr. Lewis was entitled to salary and bonuses for the remaining term of the Agreement, payable in a lump-sum based upon his salary at the highest rate paid during any of the preceding twelve months and bonus paid in the calendar year preceding the year of termination. Mr. Lewis was prohibited from conflicts of interest, and was required to maintain the confidentiality of nonpublic information regarding Bancorp and its customers. Mr. Lewis also was bound by a covenant not to compete and not to interfere with other employees of Bancorp if Mr. Lewis's employment were terminated for just cause, disability, or retirement or if he resigned without good reason. Under the Agreement, Bancorp and the Bank agreed to indemnify Mr. Lewis against expenses and liabilities reasonably incurred by him in connection with his service as an officer or director of Bancorp or the Bank, and to provide directors' and officers' liability insurance covering Mr. Lewis, for a period ending seven years after the termination of the Employment Agreement.

In the Employment Agreement Bancorp and the Bank agreed to provide Mr. Lewis with certain benefits if, within six months prior to, or two years after, a change-in-control, Bancorp had terminated Mr. Lewis's employment without good cause, or Mr. Lewis had voluntarily terminated employment for good reason (as defined in the Agreement). In that case, Mr. Lewis would receive a lump-sum cash payment equal to 2.99 times the sum of Mr. Lewis's annual salary at the highest rate in effect during the preceding twelve months and bonuses based upon the amount paid in the preceding calendar year. Mr. Lewis also would be entitled to continued participation for a three-year period in certain Bancorp-sponsored health and welfare plans, and would be held harmless from the federal excise tax assessable to him if such payments and benefits exceeded the amount allowable as a deduction under Section 280G of the Internal Revenue Code.

The terms of the Separation Agreement include the delivery of a cash payment of $643,250, $478,200 of which was paid during 2004; the payment of health benefit costs through December 31, 2005; termination and settlement of the obligations of Bancorp and the Bank to Mr. Lewis under a supplemental retirement agreement; broad, mutual releases and waivers; agreements by Mr. Lewis to maintain the confidentiality of confidential information of Bancorp and the Bank and, for a period ending December 31, 2005, not to hire any officer or employee of the Bank or its affiliates; acknowledgement of the obligations of Bancorp and the Bank to continue to provide the indemnification and directors' and officers' insurance coverage required by the Employment Agreement described above and to pay change in control benefits under the Employment Agreement described above if a change in control had occurred on or before April 11, 2005. The effectiveness of the Separation Agreement is subject to Mr. Lewis's right to revoke it on or before September 22, 2005.


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Item 9.01 Financial Statements and Exhibits.

(a)    Financial statements of businesses acquired. Not applicable.
(b)    Pro forma financial information. Not applicable.
(c)    Exhibits Not applicable.


                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      SANDY SPRING BANCORP, INC.
                                         By:   Hunter R. Hollar
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                                               Hunter R. Hollar
                                               President and
                                               Chief Executive Officer

Dated: September 22, 2005